Exhibit 99.1

             CATHAY GENERAL BANCORP TO ACQUIRE UNITED HERITAGE BANK

    LOS ANGELES and EDISON, N.J., Nov. 21 /PRNewswire-FirstCall/ -- Cathay General Bancorp ("Cathay") (Nasdaq: CATY), the holding company for Cathay Bank, and United Heritage Bank ("UHB") announced today that they had entered into an agreement for Cathay to acquire UHB, which was founded in 1997, for $9.4 million in cash before adjustments, if any. As of September 30, 2006, UHB had total assets of approximately $60.4 million, total loans of approximately $40.0 million, total deposits of approximately $55.2 million, and total shareholders equity of approximately $5.0 million.

    "We are pleased to announce our agreement to acquire UHB and expand into New Jersey, where there are many attractive communities including those with significant numbers of Asian residents and businesses," said Mr. Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of Cathay. "Together with the nine branches that Cathay has in New York City, our new Edison, New Jersey branch will allow us to better serve our target market in the Greater New York area. This acquisition continues Cathay's nationwide expansion strategy as New Jersey becomes the seventh state served by Cathay's branch network."

    "We are very pleased with this agreement to become a part of Cathay, as they expand into New Jersey," said David Lee, Chairman of the Board of UHB. "We believe that by joining Cathay, we will be able to better serve our diverse community by expanding our products and services, providing opportunities of growth for our employees and continuing the spirit and intent underlying the founding of United Heritage Bank. Cathay has a demonstrated commitment to community banking and we look forward to being a part of the Cathay family in the future," concluded Mr. Lee.

    Holders of more than 50% of the shares of United Heritage Bank have agreed to support the transaction and vote their shares in favor of the merger proposal. Upon the completion of the merger, UHB stockholders will be entitled to receive $9.40 in cash per share of UHB common stock, without interest, and before adjustments, if any. The transaction is expected to close during the first quarter of 2007 after the receipt of applicable regulatory approvals and the satisfaction of other customary conditions.

    ABOUT CATHAY GENERAL BANCORP

    Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates thirty branches in California, nine branches in New York State, one in Massachusetts, one in Houston, Texas, two in Washington State, three in Chicago, Illinois, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

    ABOUT UNITED HERITAGE BANK

    United Heritage Bank was formed in 1997 in Edison, New Jersey and has one branch in Edison, New Jersey.

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    FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

    Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; and the risks of entering into new markets. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, its reports and registration statements filed with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. All forward-looking statements speak only as of the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

    Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777
N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213)
625-4749.

SOURCE  Cathay General Bancorp
    -0-                             11/21/2006
    /CONTACT: Heng W. Chen of Cathay General Bancorp, +1-213-625-4752; or Joseph Chu of United Heritage Bank, +1-732-985-8880/
    /Web site:  http://www.cathaybank.com /